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                                  Exhibit 22.1
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                      Subsidiaries of Semtech Corporation

     Semtech San Diego Corporation (a California corporation), doing business as Edge Semiconductor Corporation, Edge Semiconductor, Semtech High Performance Products, Semtech ATE Division, Semtech San Diego, Semtech

     Semtech Corpus Christi Corporation (a Texas corporation)

     Semtech Corpus Christi, S.A. de C.V. (una Sociedad Mercantil de Nacionalidad Mexicana)

     Semtech (International) AG (a Swiss company limited by shares)

     Acapella Limited (a private limited company under the Companies Act 1985 of the United Kingdom, registered in England and Wales)

     Semtech France SARL

     Semtech Germany GmbH

     Semtech Limited (a private limited company under the Companies Act 1948 to 1967 of the United Kingdom, registered in Scotland)

     Semtech St. Thomas Ltd. (a St. Thomas, U.S. Virgin Islands corporation)

     Semtech New York Corporation (a Delaware corporation), doing business as Semtech, Semtech HID, Semtech HID and System Management, Semtech Human Input Device and System Management, USAR Systems, USAR

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